Exhibit (12)

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

March 31, 2026

BC Partners Lending Corporation

650 Madison Avenue

New York, New York 10022

Alternative Credit Income Fund

650 Madison Avenue

New York, New York 10022

To the Addressees Stated Above:

We have acted as tax counsel to BC Partners Lending Corporation, a Maryland corporation (“BCPL”), and Alternative Credit Income Fund, a Delaware statutory trust (“ACIF”), in connection with certain transactions pursuant to which, among other things, BCPL Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of BCPL (“BCPL Merger Sub”), will merge with and into ACIF (the “First Merger”), with ACIF continuing as the surviving company and as a wholly-owned direct subsidiary of BCPL, immediately after which ACIF will merge with and into BCPL (the “Second Merger” and, together with the First Merger, the “Mergers”), with BCPL continuing as the surviving company, subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of February 26, 2026, by and among BCPL, BCPL Merger Sub, ACIF, Sierra Crest Investment Management LLC, a Delaware limited liability company and the investment adviser to ACIF, and BC Partners Advisors L.P., a Delaware limited partnership and the investment adviser to BCPL, (the “Merger Agreement”). The time at which the First Merger becomes effective pursuant to Section 1.3 of the Merger Agreement is hereafter referred to as the “Effective Time” and the time at which the Second Merger becomes effective pursuant to Section 1.7 of the Merger Agreement is hereafter referred to as the “Second Effective Time” (collectively, the “Effective Times”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form N-14 (the “Registration Statement”) on the date hereof by BCPL, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to the terms of the Merger Agreements.

BC Partners Lending Corporation et al.	-2-	March 31, 2026

We have examined the Merger Agreement, the Registration Statement and the representation letters of BCPL and ACIF delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BCPL and ACIF (and their respective investment advisers) and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have further assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, (iii) the representations made by BCPL and ACIF in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of BCPL and ACIF, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, in each case, without such qualification. We have also assumed that each of BCPL and ACIF has complied with, and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement at all times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we are of the opinion that under U.S. federal income tax law the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes accurate summaries of such matters in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

BC Partners Lending Corporation et al.	-3-	March 31, 2026

We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations”.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP